Exhibit 5.3

August 16, 2016

Manitowoc Foodservice, Inc.

2227 Welbilt Boulevard

New Port Richey, Florida 34655

Ladies and Gentlemen:

We have acted as special Louisiana counsel for Frymaster L.L.C., a Louisiana limited liability company (the “Louisiana Guarantor”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange (the “Exchange Offer”) the Company’s 9.500% Senior Notes due 2024 (the “Original Notes”), which were issued in transactions exempt from the registration requirements of the Securities Act, for an equal principal amount of the Company’s new 9.500% Senior Notes due 2024, which are subject to the Registration Statement (the “New Notes”). The New Notes will be jointly, severally, fully and unconditionally guaranteed (the “New Note Guaranty”) by the Louisiana Guarantor as a direct or indirect wholly-owned subsidiary of Manitowoc Foodservice, Inc., a Delaware corporation (the “Company”). The Original Notes were issued pursuant to an indenture (the “Original Indenture”), dated February 18, 2016, among the Company (as successor by merger to MTW Foodservice Escrow Corp.) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Company assumed the obligations of MTW Foodservice Escrow Corp. under the indenture by entering into a supplemental indenture, dated March 3, 2016 (the “Supplemental Indenture”), in connection with the merger of MTW Foodservice Escrow Corp. with and into the Company. We refer to the Original Indenture, as amended and supplemented by the Supplemental Indenture, as the “Indenture.” The New Notes will be issued under and governed by the Indenture. The Indenture, the New Notes and the New Note Guaranty are, collectively, the “Transaction Documents”.

As special Louisiana counsel to the Louisiana Guarantor in connection with the proposed execution of the Transaction Documents, we have examined the Registration Statement. In such capacity, we have also examined originals or copies of the documents listed on Attachment A (the “Authority Documents”), the Transaction Documents, such other agreements and instruments and such other documents and certificates as we have deemed necessary as a basis for the opinions expressed below. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters (but not as to legal conclusions), certificates of officers of the Louisiana Guarantor. In all instances, we believe our reliance on such certificates is reasonable.

Manitowoc Foodservice, Inc.

August 16, 2016

The statutes and the policies, rules, and regulations duly promulgated by the governmental agencies (collectively “Law”) covered by the opinions expressed in this letter (the “Opinion Letter”) are limited to the Law of the State of Louisiana (the “State”), in each case as currently in effect. We express no opinion concerning the Law of any other jurisdiction, or the effect thereof. Further, and without limiting the foregoing provisions of this Paragraph or other limitations on coverage, our opinions in this Opinion Letter relate only to such Law of the State that we, in the exercise of customary professional diligence, would reasonably recognize as being directly applicable to any or all of the Louisiana Guarantor or the Transaction Documents.

In rendering this opinion, we have, with your permission, and without investigation, verification or inquiry, assumed that:

(a)	Each of the other parties to the Transaction Documents and the Authority Documents, other than the Louisiana Guarantor, are duly organized and validly existing under the laws of its jurisdiction of organization;

(b)	Each of the parties to the Transaction Documents and the Authority Documents, other than the Louisiana Guarantor, has the necessary right, power, and authority to execute and deliver, and perform its obligations under, the Transaction Documents and the Authority Documents; the transactions therein contemplated have been duly authorized by all parties thereto, other than the Louisiana Guarantor; the Transaction Documents and the Authority Documents have been duly executed, delivered, and accepted by all parties thereto, other than the Louisiana Guarantor; and the Transaction Documents and the Authority Documents constitutes the legal, valid, and binding obligations of all parties thereto, other than Louisiana Guarantor;

(c)	There is no oral or written agreement, understanding, course of dealing, or usage of trade that affects the rights and obligations of the parties set forth in the Transaction Documents or that would have an effect on the opinions expressed herein; there are no judgments, decrees, or orders that impair or limit the ability of the Louisiana Guarantor to enter into, execute, and deliver and perform, observe, and be bound by the Transaction Documents and the transactions contemplated therein (however, we have no knowledge of any such judgments, decrees, or orders); all material terms and conditions of the relevant transactions are correctly and completely reflected in the Transaction Documents; and there has been no waiver of any of the provisions of the Transaction Documents by conduct of the parties or otherwise;

(d)

All natural persons who are signatories to the Transaction Documents or the other documents reviewed by us were legally competent at the time of execution; all signatures on the Transaction Documents and the other documents reviewed by us

Manitowoc Foodservice, Inc.

August 16, 2016

are genuine; the copies of all documents submitted to us are accurate and complete, each such document that is original is authentic, and each such document that is a copy conforms to an authentic original; and the documents executed and delivered by the parties are in substantially the same form as the forms of those documents that we have reviewed in rendering this opinion;

(e)	All conditions precedent to the effectiveness of the Transaction Documents have been satisfied or waived; and

(f)	The Louisiana Guarantor has received adequate consideration with respect to the execution and delivery of the Transaction Documents.

Based upon and subject to the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	Based solely on the Certificate of Status, the Louisiana Guarantor is validly existing and in good standing (to the extent applicable) under the laws of the State of Louisiana; and the Louisiana Guarantor has all requisite limited liability company power and authority necessary to own or hold its properties and to conduct the business in which it is engaged in the State.

2.	The New Note Guaranty, when the New Notes are duly executed and delivered by or on behalf of the Company in the form contemplated by the Indenture upon the terms set forth in the Exchange Offer and authenticated by the Trustee, will be legally issued and valid and binding obligations of the Louisiana Guarantor enforceable in accordance with their terms

The foregoing opinions are subject to the following additional assumptions and qualifications:

A. When an opinion set forth herein is given “to the best of our knowledge” or any similar qualification, that knowledge is limited to the actual knowledge of the individual lawyers currently in our firm who have participated directly or indirectly in the matters on which we have been engaged by the Louisiana Guarantor in the course of our representation of the Louisiana Guarantor, without any special or additional investigation undertaken for the purposes of the opinion expressed except to obtain the certificate of the officers of Louisiana Guarantor.

B. Our opinion is limited by:

(i) Applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors’ or secured creditors’ rights and remedies generally; and

(ii) The requirement that the enforcing party act without breach of the peace, in a commercially reasonable manner and in good faith in exercising its rights under the Transaction Documents.

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August 16, 2016

C. We have not examined the records of any court and our opinions are subject to matters that an examination of such records would reveal.

D. We express no opinion as to compliance by the Louisiana Guarantor with State Laws generally applicable to the conduct of its business or as to consents, approvals, or other actions by State regulatory authorities generally required for the conduct of its business.

E. We express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Transaction Documents (other than the Louisiana Guarantor to the extent expressly set forth herein) with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any party (other than the Louisiana Guarantor to the extent expressly set forth herein).

F. We express no opinion herein as to: (i) securities or blue sky laws or regulations; (ii) antitrust or unfair competition laws or regulations; (iii) zoning, land use, or subdivision laws or regulations; (iv) labor, ERISA, or other employee benefit laws or regulations; (v) tax, environmental, racketeering, or health and safety laws or regulations; (vi) local laws, regulations, or ordinances; or (vii) federal Law.

We are qualified to practice law in the State and we do not purport to be experts on the law other than that of the State. We express no opinion with respect to the Laws of any jurisdiction other than the State.

This Opinion Letter, and any other letter or document delivered by us in connection with the Transactions, and our professional responsibility thereunder, shall be governed and construed in accordance with the Laws of the State, without giving effect to any other Law which would require a law other than the Laws of the State to apply.

The opinions expressed in this letter are given as of the date hereof and we do not undertake to advise you of any events occurring subsequent to the date hereof that might affect any of the matters covered by any of such opinions.

Manitowoc Foodservice, Inc.

August 16, 2016

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

MCGLINCHEY STAFFORD

/S/ MCGLINCHEY STAFFORD

RMG/grm

Attachment A – Authority Documents

Manitowoc Foodservice, Inc.

August 16, 2016

ATTACHMENT A

AUTHORITY DOCUMENTS

1.	Certificate of Existence of Louisiana Guarantor issued by the Louisiana Secretary of State dated July 26, 2016.

2.	Certified copies of the Articles of Organization of Louisiana and subsequent filings with the Louisiana Secretary of State issued on July 27, 2016.

3.	Amended and Restated Operating Agreement and By-laws of Louisiana Guarantor dated August 13, 1999, as amended by Amendment No. 1 to Amended and Restated Operating Agreement and By-laws of Louisiana Guarantor dated April 26, 2001 and as supplemented by Assignment and Assumption Agreement dated September 29, 2006.

4.	Unanimous Written Consent Action of the Board of Directors of Louisiana Guarantor dated August 15, 2016.